Exhibit 99.1
Commercial Metals Company Announces Promotion of Alvarado
to President and Chief Operating Officer
     Irving, TX — April 6, 2011 — Commercial Metals Company (NYSE: CMC) (the “Company”) headquartered in Irving, Texas, announced today that its Board of Directors has promoted Joe Alvarado to the position of President and Chief Operating Officer. Mr. Alvarado has been the Company’s Chief Operating Officer since April 2010; he will continue to report to Murray R. McClean who remains the Chairman and Chief Executive Officer of the Company. In this new position, Mr. Alvarado will have the responsibility for all operational and financial departments of the Company, both domestically and internationally. Mr. Alvarado will continue to maintain his office at the Company’s headquarters in Irving, Texas.
     Anthony A. Massaro, the Company’s Lead Director, stated, “The promotion of Joe Alvarado is part of the Company’s long-term succession plan, and we have every confidence in Joe as he takes on the roles and responsibilities of President. Joe has held many leadership roles in the steel industry since 1976, and his leadership has been excellent during his tenure as our Chief Operating Officer.”
     In congratulating Alvarado, Murray R. McClean, the Company’s CEO and Chairman, said, “I am proud to transition the role of President of the Company to Joe. He has brought about many positive changes since joining CMC. He is a true leader, and this larger role shows that Joe has earned the full confidence of the Board and management.”
     Alvarado is the former President of U.S. Tubular Products, Inc. (a division of U.S. Steel) and was the President of Lone Star Technologies prior to its acquisition by U.S. Steel. Alvarado has held executive level roles in operations, sales and marketing, and finance with Ispat North America (now Arcelor Mittal), Birmingham Steel and Inland Steel. Alvarado holds a master’s degree in business administration from Cornell University (the Johnson School) in Ithaca, New York (1976) and a bachelor’s degree from the University of Notre Dame (1974).
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
-(END)-

Contact:	Debbie Okle Director, Public Relations 214.689.4354